UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2011

ALL AMERICAN GOLD CORP.
(Exact name of registrant as specified in its charter)

Wyoming	000-54008	26-0665571
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

700 North High School Road, Suite 203, Indianapolis, Indiana	46214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 317.946.4653

4839 North College Avenue, Indianapolis, Indiana
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into a Material Definitive Agreement

On July 1, 2011, All American Gold Corp. (the “Company”, “we”, “us”), entered into a consulting agreement with Dr. Gaspar R. Gonzalez, Jr., for a term of 36 months, whereby Dr. Gonzalez has agreed to provide the Company with various consulting services as chief financial officer and treasurer of the Company. As compensation, the Company has agreed to issue 2,000,000 shares of the Company’s common stock as well as US$1,000 on the first day of each of the 36 months, pursuant to the terms of the consulting agreement.

Item 5.02          Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On July 1, 2011, we received the resignation of Brent Welke as chief financial officer and treasurer of the Company. Mr. Welke will remain as president, secretary and chief executive officer of the Company and as a member of the Company’s board of directors. Mr. Welke’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

As a result of Mr. Welke’s resignation, we appointed Dr. Gaspar R. Gonzalez, Jr. as chief financial officer and treasurer of the Company.

As of the date of this periodic report, our Board of Directors is comprised of Messrs. Brent Welke, Gaspar R. Gonzalez and Ma Cheng Ji.

Gaspar R. Gonzalez, Jr. – Chief Financial Officer and Treasurer

As chief financial officer, Dr. Gonzalez, Jr. oversees all of the organization, planning, reporting and analyzing of the Company’s financial data. Dr. Gonzalez, Jr. has more than fifteen years executive-level experience in financial management organizations.

Prior to joining the Company, from 1997 to 2009, Dr. Gonzalez, Jr. was an advisor on global business alliances and a senior director of international development in strategic affairs and governmental business development with United States Advanced Resource Technologies. His responsibilities included the introduction and development of strategic business alliances; serving as host with governments, while bridging respective organizations to key decision making contacts in the target country; identifying the client’s needs and interfacing with the sales and delivery of technical advisory services, mergers and acquisitions, and infrastructure developers in Asia/Pacific, Latin America, Africa and Europe; leading international operations. These included functions of general management issues specializing in banking and international finance, international trade and commerce, energy, water, environmental management, telecommunications, healthcare, pharmaceutical and nutraceutical, food and distribution sector.

From August 2005 to July 2007 Dr. Gonzalez, Jr. was the senior advisor, director, project manager and program facilitator with Menon Foundation in Dubai, UAE, where his responsibilities included advising on all phases of negotiations and contracts, stemming from letters of intent to final payments and review of contract structures; coordinating with all responsible parties and consolidating reports; verifying and hypothecating all negotiable instruments for transactions; identifying fraudulent operators and coordinating reporting with the Federal Reserve and all other respective duties assigned by the authority of the Sheik. Dr. Gonzalez, Jr.’s financial control and commercial skills played a crucial role in helping Menon Foundation achieve and exceed its projected growth year after year.

Dr. Gonzalez has experience in the financial sector working with entities such as IMF, Export-Import Bank, World Bank, USAID and others specializing in banking, international financial operations, international trading and minerals and oil related industries.

Dr. Gonzalez earned his Bachelor of Business Administration degree at Florida Atlantic University (1979). He also holds a Doctorate Business Administration/PHD (1992) in international business development and finance. Dr. Gonzalez is multilingual – DOD/NSA certified in English, Spanish, French, Portuguese, Italian and with working knowledge in Chinese.

There have been no transactions between the Company and Dr. Gonzalez, Jr. since the Company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

Item 9.01           Financial Statements and Exhibits

10.1	Consulting Agreement between the Company and Dr. Gaspar R. Gonzalez, Jr. dated July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN GOLD CORP.

/s/ “Brent Welke”
Brent Welke
President, Secretary, CEO and Director
Date: July 11, 2011